3D Systems Appoints Phyllis Nordstrom as Chief Financial Officer

ROCK HILL, S.C., March 23, 2026 (GLOBE NEWSWIRE) — 3D Systems (NYSE: DDD) today announced the appointment of Phyllis Nordstrom as Executive Vice President and Chief Financial Officer, effective March 23, 2026. Ms. Nordstrom, who has served as Interim Chief Financial Officer since August 2025, will continue in her role as Chief Administrative Officer, reporting directly to President and CEO Dr. Jeffrey Graves.

Ms. Nordstrom's promotion reflects the company's strong confidence in her leadership and commitment to financial discipline, efficient capital allocation, and long-term shareholder value in the additive manufacturing sector. As Interim CFO, she has effectively guided the global finance organization—encompassing financial planning and analysis, reporting, accounting, treasury, tax, investor relations, and internal audit—while maintaining focus on strategic investments and profitability improvements.

"I have had the privilege of working closely with Phyllis for over 12 years, first at MTS Systems and now at 3D Systems, and I have complete confidence in her ability to lead our finance organization. As Interim CFO, she has demonstrated exceptional leadership in strengthening our financial foundation, optimizing cash flow, and aligning resources with our strategic priorities. Her appointment as permanent CFO ensures continuity and further accelerates our path to sustained growth, profitability and shareholder value creation."

Ms. Nordstrom joined 3D Systems in September 2021 and brings more than 25 years of progressive leadership in finance, accounting, controls, and risk management across public companies and public accounting firms. In her ongoing role as Chief Administrative Officer, she oversees global human resources, internal audit, compliance, information technology, and cybersecurity. Previously, she held senior positions at MTS Systems Corporation, PricewaterhouseCoopers, Target Corporation, and U.S. Bank. Ms. Nordstrom holds a Bachelor of Science degree in Accounting from Louisiana State University.

About 3D Systems For nearly 40 years, Chuck Hull’s curiosity and desire to improve the way products were designed and manufactured gave birth to 3D printing, 3D Systems, and the additive manufacturing industry. Since then, that same spark continues to ignite the 3D Systems team as we work side-by-side with our customers to change the way industries innovate. As a full-service solutions partner, we deliver industry-leading 3D printing technologies, materials and software to high-value markets such as medical and dental; aerospace, space and defense; transportation and motorsports; AI infrastructure; and durable goods. Each application-specific solution is powered by the expertise and passion of our employees who endeavor to achieve our shared goal of Transforming Manufacturing for a Better Future. More information on the company is available at
www.3dsystems.com.

Investor Contact: investor.relations@3dsystems.com
Media Contact: press@3dsystems.com